SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                              FORM 8-K/A

                           CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):  August 21, 1998

                         MENLEY & JAMES, INC.
        (Exact name of registrant as specified in its charter)

      Delaware              0-19788                 23-2621602
  (State or Other       (Commission              (I.R.S. Employer
   Jurisdiction of       File Number)            Identification No.)
   Incorporation)


             100 Tournament Drive, Horsham, Pennsylvania  19044
                 (Address of principal executive offices)


                            (215) 441-6500
           (Registrant's telephone number, including area code)

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Item 5.  Other Events.

     On August 21, 1998, Menley & James, Inc. (the "Company"), Menley &
James Laboratories, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Subsidiary"), and Numark Laboratories, Inc. ("Numark"), entered into an Asset Purchase Agreement (the "Sale Agreement"), which provides, among other things, for the sale of substantially all of the Subsidiary's assets to Numark. Pursuant to the terms of the Sale Agreement, Numark has agreed to pay $12,930,000 in cash, subject to a maximum adjustment up or down of $500,000 (depending on the level of net tangible assets as of the closing date), and to assume substantially all of the liabilities of the Company. In addition, to pay all of its costs and expenses associated with the Sale, including employee severance obligations, the Company will retain up to $2,000,000 in cash (less amounts paid by the Company prior to closing in satisfaction of such costs).

     The transaction is contingent upon, among other things, approval by the Company's stockholders and other customary conditions, and is expected to close during the fourth quarter of 1998.

     Concurrently with the execution of the Sale Agreement, Warburg, Pincus Investors, L.P., a significant stockholder of the Company, and Lawrence D. White, the President and Chief Executive Officer of the Company, agreed to vote their respective shares of Common Stock in favor of approval and adoption of the Sale Agreement so long as the Sale Agreement has not been terminated. Warburg, Pincus Investors, L.P. and Mr. White represent in the aggregate approximately 53.2% of the issued and outstanding shares of Common Stock.

                                     Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               MENLEY & JAMES, INC.

Date:  September 8, 1998                         By: /s/ William W. Yeager
                                                   William W. Yeager
                                                   Chief Financial Officer
                                                   (and duly authorized
                                                  officer of the registrant)